ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-178960 Dated February 29, 2012

UBS AG Contingent Absolute Return Autocallable Optimization Securities

UBS AG $• Securities linked to the common stock of Intel Corporation due on or about March 8, 2013

UBS AG $• Securities linked to the common stock of Transocean Ltd. due on or about March 8, 2013

UBS AG $• Securities linked to the common stock of Wynn Resorts, Limited due on or about March 8, 2013

Investment Description

UBS AG Contingent Absolute Return Autocallable Optimization Securities (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “Issuer”) linked to the common stock of a specific company (the “underlying equity”). The Securities are designed for investors who believe that the price of the underlying equity will remain flat or increase during the term of the Securities, or not close below the trigger price on the final valuation date. If the underlying equity closes at or above the initial price on any observation date, UBS will automatically call the Securities and pay you a call price equal to the principal amount per Security plus a call return. The call return increases the longer the Securities are outstanding. If by maturity the Securities have not been called and the underlying equity closes at or above the trigger price on the final valuation date, UBS will repay your principal amount plus a return equal to the absolute value of the percentage decline of the price of the underlying equity from the trade date to the final valuation date (the “contingent absolute return”). If by maturity the Securities have not been called and the underlying equity closes below the trigger price on the final valuation date, the contingent absolute return will not apply and UBS will repay less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the price of the underlying equity from the trade date to the final valuation date. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose some or all of your principal amount. The contingent absolute return, and any contingent repayment of your principal, applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑

Call Return — UBS will automatically call the Securities for a call price equal to the principal amount plus a call return if the closing price of the underlying equity on any observation date is equal to or greater than the initial price. The call return increases the longer the Securities are outstanding. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.

❑

Contingent Absolute Return at Maturity — If by maturity the Securities have not been called and the price of the underlying equity closes at or above the trigger price on the final valuation date, UBS will repay your principal amount plus a return at maturity equal to the contingent absolute return. If the price of the underlying equity closes below the trigger price on the final valuation date, the contingent absolute return will not apply and UBS will repay less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the price of the underlying equity from the trade date to the final valuation date. The contingent absolute return, and any contingent repayment of your principal, applies only if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date	March 2, 2012
Settlement Date	March 7, 2012
Observation Dates**	Quarterly (see page 4)
Final Valuation Date**	March 4, 2013
Maturity Date**	March 8, 2013

*	Expected. See page 4 for additional details.
**	Subject to postponement in the event of a market disruption event. See “Maturity Date” and “Final Valuation Date” under “General Terms of the Securities” in the CARS product supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING EQUITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-14 OF THE CONTINGENT ABSOLUTE RETURN AUTOCALLABLE OPTIMIZATION SECURITIES PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY EFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offerings

These preliminary terms relate to three separate Securities we are offering. Each of the three Securities is linked to the common stock of a different company and each of the three Securities has a different call return rate, initial price and trigger price. The call return rate, initial price and trigger price for each of the Securities will be set on the trade date. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment) and integral multiples of $10.00 in excess thereof. The performance of each Security will not depend on the performance of any other Security.

Underlying Equity	Equity Ticker	Call Return Rate	Initial Price	Trigger Price	CUSIP	ISIN
Common stock of Intel Corporation	INTC	8.00% to 10.00% per annum*	$•	80% of the Initial Price	9026M0341	US9026M03416
Common stock of Transocean Ltd.	RIG	9.40% to 12.40% per annum*	$•	70% of the Initial Price	9026M0333	US9026M03333
Common stock of Wynn Resorts, Limited	WYNN	13.50% to 16.50% per annum*	$•	70% of the Initial Price	9026M0325	US9026M03259

*	If the Securities are called, your call return will vary depending on the observation date on which the Securities are called.

See “Additional Information about UBS and the Securities” on page 2. The Securities will have the terms set forth in the Contingent Absolute Return Autocallable Optimization Securities (“CARS”) product supplement relating to the Securities, dated January 31, 2012, the accompanying prospectus and this free writing prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this free writing prospectus, or the accompanying product supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS and are not FDIC insured.

Offering of Securities	Issue Price to Public		Underwriting Discount		Proceeds to UBS
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the common stock of Intel Corporation	$•	$10.00	$•	$0.15	$•	$9.85
Securities linked to the common stock of Transocean Ltd.	$•	$10.00	$•	$0.15	$•	$9.85
Securities linked to the common stock of Wynn Resorts, Limited	$•	$10.00	$•	$0.15	$•	$9.85

UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the securities we may offer, including the Securities) with the Securities and Exchange Commission, or SEC, for the offerings to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and these offerings. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-722-7370.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	CARS product supplement dated January 31, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512030973/d291373d424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Contingent Absolute Return Autocallable Optimization Securities” or the “Securities” refer to three different Securities that are offered hereby. Also, references to the “CARS product supplement” mean the UBS product supplement, dated January 31, 2012, and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012.

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying equity.

♦	You believe the underlying equity will close at or above the initial price on one of the specified observation dates or will close at or above the trigger price on the final valuation date.

♦

You understand and accept that you will not participate in any appreciation in the price of the underlying equity and that your potential return is limited to the applicable call return if the Securities are called, and to the contingent absolute return (as limited by the trigger price) if the Securities have not been called.

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.

♦

You would be willing to invest in the Securities if the applicable call return rate was set equal to the bottom of the range indicated on the cover hereof (the actual call return rate will be set on the trade date).

♦	You do not seek current income from this investment and are willing to forgo dividends paid on the underlying equity.

♦

You are willing to invest in securities that may be called early and you are otherwise willing to hold such securities to maturity, a term of approximately 12 months, and accept that there may be little or no secondary market for the Securities.

♦

You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦

You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as an investment in the underlying equity.

♦	You require an investment designed to provide a full return of principal at maturity.

♦

You believe that the price of the underlying equity will decline during the term of the Securities and is likely to close below the trigger price on the final valuation date exposing you to the negative underlying return at maturity.

♦	You seek an investment that participates in the full appreciation, or benefits fully from any depreciation, in the price of the underlying equity or that has unlimited return potential.

♦

You would not be willing to invest in the Securities if the applicable call return rate was set equal to the bottom of the range indicated on the cover hereof (the actual call return rate will be set on the trade date).

♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.

♦	You seek current income from this investment or prefer to receive the dividends paid on the underlying equity.

♦

You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, a term of approximately 12 months, or you seek an investment for which there will be an active secondary market.

♦	You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 7 of this free writing prospectus for risks related to an investment in the Securities.

Indicative Terms

Issuer	UBS AG, London Branch
Principal Amount	$10.00 per Security (subject to a minimum investment of 100 Securities)
Term(1)(2)	Approximately 12 months, unless called earlier.
Underlying Equity	The common stock of specific company, as indicated on the first page of this free writing prospectus.
Call Feature	The Securities will be called if the closing price of the underlying equity on any observation date is equal to or greater than the initial price. If the Securities are called, UBS will pay you on the applicable call settlement date a cash payment per Security equal to the call price for the applicable observation date.
Call Settlement Dates	Two business days following each observation date, except that the call settlement date for the final valuation date is the maturity date.
Call Return	The call return increases the longer the Securities are outstanding and is based upon a rate of between (i) 8.00% to 10.00% per annum for Securities linked to the common stock of Intel Corporation, (ii) 9.40% to 12.40% per annum for Securities linked to the common stock of Transocean Ltd. and (iii) 13.50% to 16.50% per annum for Securities linked to the common stock of Wynn Resorts, Limited. The actual call return rate will be determined on the trade date.
Call Price	The call price equals the principal amount per Security plus the applicable call return.
The table below assumes a call return rate of 9.00% per annum for Securities linked to the common stock of Intel Corporation. The actual call return rate will be determined on the trade date.

Observation Dates(1)(2)	Call Settlement Dates	*Call Return	*Call Price (per Security)
June 4, 2012	June 6, 2012	2.250%	$10.2250
September 4, 2012	September 6, 2012	4.500%	$10.4500
December 3, 2012	December 5, 2012	6.750%	$10.6750
March 4, 2013	March 8, 2013	9.000%	$10.9000
The table below assumes a call return rate of 10.90% per annum for Securities linked to the common stock of Transocean Ltd. The actual call return rate will be determined on the trade date.

Observation Dates(1)(2)	Call Settlement Dates	*Call Return	*Call Price (per Security)
June 4, 2012	June 6, 2012	2.725%	$10.2725
September 4, 2012	September 6, 2012	5.450%	$10.5450
December 3, 2012	December 5, 2012	8.175%	$10.8175
March 4, 2013	March 8, 2013	10.900%	$11.0900
The table below assumes a call return rate of 15.00% per annum for Securities linked to the common stock of Wynn Resorts, Limited. The actual call return rate will be determined on the trade date.

Observation Dates(1)(2)	Call Settlement Dates	*Call Return	*Call Price (per Security)
June 4, 2012	June 6, 2012	3.750%	$10.3750
September 4, 2012	September 6, 2012	7.500%	$10.7500
December 3, 2012	December 5, 2012	11.250%	$11.1250
March 4, 2013	March 8, 2013	15.000%	$11.5000

* Call return and call price amounts have been rounded for ease of analysis and actual amounts will be determined on the trade date.

Payment at Maturity (per Security)

If the Securities have not been called and the final price is equal to or greater than the trigger price, at maturity we will pay you an amount in cash equal to:

$10.00 + ($10.00 x contingent absolute return).

If the Securities have not been called and the final price is less than the trigger price, the contingent absolute return will not apply and at maturity we will pay you an amount in cash that is less than the principal amount, if anything, resulting in a loss that is proportionate to the decline of the underlying equity, for an amount equal to:

$10.00 + ($10.00 × underlying return).

Underlying Return	Final Price – Initial Price Initial Price
Contingent Absolute Return	The absolute value of the underlying return. For example, if the underlying return is -5%, the contingent absolute return will equal 5%.
Trigger Price	A percentage of the initial price of the underlying equity, as specified on the first page of this free writing prospectus, to be determined on the trade date (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the CARS product supplement).
Initial Price	The closing price of the underlying equity on the trade date (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the CARS product supplement).
Final Price	The closing price of the underlying equity on the final valuation date.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

(1)

In the event that we make any change to the expected trade date and settlement date, the observation dates (including the final valuation date) and maturity date will be changed to ensure that the stated term of the Securities remains the same.

(2)	Subject to the market disruption event provisions set forth in the CARS product supplement beginning on page PS-31.

Investment Timeline

Trade Date	The closing price of the underlying equity is observed, the trigger price is determined and the call return rate is set.

Quarterly

The Securities will be called if the closing price of the underlying equity on any observation date is equal to or greater than the initial price.

If the Securities are called, UBS will pay the call price for the applicable observation date, which is equal to the principal amount plus the applicable call return.

Maturity Date

If the Securities have not been called and the final price is equal to or greater than the trigger price, UBS will pay an amount in cash equal to:

$10.00 + ($10.00 x contingent absolute return)

per Security

If the Securities have not been called and the final price is less than the trigger price, the contingent absolute return will not apply and UBS will repay less than the principal amount, if anything, resulting in a loss on your initial investment proportionate to the decline of the underlying equity, for an amount equal to:

$10.00 + ($10.00 × underlying return)

per Security

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Hypothetical Examples

The examples below illustrate the payment upon a call or at maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms for each Security will be determined on the trade date; amounts have been rounded for ease of reference):

Principal Amount:	$10.00
Term:	12 months
Initial Price:	$65.00
Call Return Rate:	12.00% per annum (or 3.00% per quarter)
Observation Dates:	Quarterly
Trigger Price:	$48.75 (which is 75.00% of the Initial Price)

Example 1 — Securities are Called on the First Observation Date

Closing Price at first Observation Date:	$70.00 (at or above Initial Price, Securities are called)
Call Price (per Security):	$10.30

Since the Securities are called on the first observation date, UBS will pay you on the call settlement date a total call price of $10.30 per $10.00 principal amount (3.00% return on the Securities).

Example 2 — Securities are Called on the Final Valuation Date

Closing Price at first Observation Date:	$60.00 (below Initial Price, Securities NOT called)
Closing Price at second Observation Date:	$55.00 (below Initial Price, Securities NOT called)
Closing Price at third Observation Date:	$50.00 (below Initial Price, Securities NOT called)
Closing Price at Final Valuation Date:	$70.00 (at or above Initial Price, Securities are called)

Call Price (per Security):	$11.20

Since the Securities are called on the final valuation date, UBS will pay you on the call settlement date (which coincides with the maturity date in this example) a total call price of $11.20 per $10.00 principal amount (12.00% return on the Securities).

Example 3 — Securities are NOT Called and the Final Price is above the Trigger Price

Closing Price at first Observation Date:	$60.00 (below Initial Price, Securities NOT called)
Closing Price at second Observation Date:	$55.00 (below Initial Price, Securities NOT called)
Closing Price at third Observation Date:	$50.00 (below Initial Price, Securities NOT called)
Closing Price at Final Valuation Date:	$58.50 (below Initial Price, but above Trigger Price, Securities NOT called)

Settlement Amount (per Security):	$10.00 + ($10 x Contingent Absolute Return) $10.00 + ($10 x 10%) $10.00 + $1.00
$11.00

Since the Securities are not called and the final price is above or equal to the trigger price, at maturity UBS will pay you a total of $11.00 per $10.00 principal amount (10% return on the Securities).

Example 4 — Securities are NOT Called and the Final Price is below the Trigger Price

Closing Price at first Observation Date:	$60.00 (below Initial Price, Securities NOT called)
Closing Price at second Observation Date:	$55.00 (below Initial Price, Securities NOT called)
Closing Price at third Observation Date:	$45.00 (below Initial Price and Trigger Price, Securities NOT called)
Closing Price at Final Valuation Date:	$32.50 (below Initial Price and Trigger Price, Securities NOT called)

Settlement Amount (per Security):	$10.00 + ($10 × Underlying Return) $10.00 + ($10 × -50%) $10.00 - $5.00 $5.00

Since the Securities are not called and the final price is below the trigger price, at maturity UBS will pay you a total of $5.00 per $10.00 principal amount (a 50% loss on the Securities).

Key Risks

An investment in any offering of the Securities involves significant risks. Investing in each of the Securities is not equivalent to investing in each underlying equity. These risks are explained in more detail in the “Risk Factors” section of the CARS product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦

Risk of loss at maturity — The Securities differ from ordinary debt securities in that the issuer will not necessarily pay the full principal amount of the Securities. If the Securities are not called, UBS will pay you an amount in cash equal to the principal amount plus a return equal to the product of the principal amount multiplied by the contingent absolute return only if the final price of the underlying equity is greater than or equal to the trigger price and will only make such payment at maturity. If the Securities are not called and the final price is less than the trigger price, the contingent absolute return will not apply and you will lose some or all of your initial investment in an amount proportionate to the decline in the price of the underlying equity.

♦

The contingent absolute return, and any contingent repayment of your principal, applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the underlying equity is above the trigger price.

♦

Your potential return on the Securities is limited — The return potential of the Securities resulting from an automatic call is limited to the call return regardless of the appreciation of the underlying equity. In addition, because the call return increases the longer the Securities have been outstanding, the call price payable on earlier observation dates is less than the call price payable on later observation dates. The earlier a Security is called, the lower your return will be. If the Securities are not called, your potential gain on the Securities from the contingent absolute return will be limited by the trigger price. Because your ability to receive a return on the Securities equal to the contingent absolute return is available only if the Securities are not called and if the final price is not less than the trigger price, you will not benefit from any further depreciation of the final price below the trigger price.

♦

Higher call return rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the underlying equity reflects a higher expectation as of the trade date that the price of such equity could close below its trigger price on the final valuation date of the Securities. This greater expected risk will generally be reflected in a higher call return rate for that Security. However, while the call return rate is set on the trade date, an equity’s volatility can change significantly over the term of the Securities. The price of the underlying equity for your Securities could fall sharply, which could result in a significant loss of principal.

♦	No interest payments — UBS will not pay any interest with respect to the Securities.

♦

Reinvestment risk — If your Securities are called early, the term of the Securities will be reduced and you will not receive any payment on the Securities after the applicable call settlement date. There is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Securities, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities. Because the Securities may be called as early as three months after issuance, you should be prepared in the event the Securities are called early.

♦

Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of the Issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including payments in respect of an automatic call or any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.

♦

Single stock risk — The price of the underlying equity can rise or fall sharply due to factors specific to that underlying equity and the issuer of such underlying equity (the “underlying equity issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Securities, should make your own investigation into the respective underlying equity issuer and the underlying equity for your Securities. For additional information regarding the underlying equity issuers, please see “Information about the Underlying Equities” and “Intel Corporation,” “Transocean Ltd.,” and “Wynn Resorts, Limited” below and the respective underlying equity issuer’s SEC filings referred to in these sections. We urge you to review financial and other information filed periodically by the applicable underlying equity issuer with the SEC.

♦

Owning the Securities is not the same as owning the underlying equity — The return on your Securities is unlikely to reflect the return you would realize if you actually owned the underlying equity. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying equity during the term of your Securities. As an owner of the Securities, you will not have voting rights or any other rights that holders of the underlying equity may have. Furthermore, the underlying equity may appreciate substantially during the term of the Securities and you will not participate in such appreciation, even though you may be subject to any decline in the price of the underlying equity.

♦

No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether the price of the underlying equity will rise or fall. The closing price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equity. You should be willing to accept the downside risks of owning equities in general and the underlying equity in particular, and to assume the risk that, if the Securities are not automatically called, you may lose some or all of your initial investment.

♦

There is no affiliation between the underlying equity issuer and UBS, and UBS is not responsible for any disclosure by such issuer — We are not affiliated with the underlying equity issuer. However, we and our affiliates may currently or from time to time in the future engage in business with the underlying equity issuer. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the underlying equity and the underlying equity issuer. You, as an investor in the Securities, should make your own investigation into the underlying equity and the underlying equity issuer. The underlying equity issuer is not involved in the Securities offered hereby in any way and has no obligation of any sort with respect to your Securities. The underlying equity issuer has no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦

The calculation agent can make adjustments that affect the payment to you at maturity — For certain corporate events affecting the underlying equity, the calculation agent may make adjustments to the initial price and trigger price of the underlying equity. However, the calculation agent will not make an adjustment in response to all events that could affect the underlying equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the CARS product supplement or the applicable pricing supplement as necessary to achieve an equitable result. Following certain corporate events relating to the respective issuer of the underlying equity where such issuer is not the surviving entity, the amount of cash you receive at maturity may be based on the common stock of a successor to the respective underlying equity issuer in combination with any cash or any other assets distributed to holders of the underlying equity in such corporate event. If the issuer of an underlying equity becomes subject to (i) a corporate event whereby the underlying equity is exchanged solely for cash or (ii) a merger or combination with UBS or any of its affiliates, the amount you receive at maturity may be based on the common stock issued by another company. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Securities. For more information, see the section “General Terms of the Securities — Antidilution Adjustments” beginning on page PS-33 of the CARS product supplement. Regardless of any of the events discussed above, any payment on the Securities is subject to the creditworthiness of UBS.

♦

There may be little or no secondary market — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS may make a market in each offering of the Securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss.

♦

Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the volatility of the underlying equity; the dividend rate paid on the underlying equity; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS.

♦

Impact of fees on secondary market prices — Generally, the price of the Securities in the secondary market is likely to be lower than the initial price to public since the initial price to public included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Securities.

♦

Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying equity and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying equity may adversely affect the performance and, therefore, the market value of the Securities.

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Potential conflict of interest — UBS and its affiliates may engage in business with the issuer of the underlying equity, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS.

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Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying equity to which the Securities are linked.

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Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation of $0.15 per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities.

♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your tax situation.

Information about the Underlying Equities

All disclosures contained in this free writing prospectus regarding each underlying equity are derived from publicly available information. Neither UBS nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about any underlying equity contained in this free writing prospectus. You should make your own investigation into each underlying equity.

Included on the following pages is a brief description of each underlying equity issuer. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for each underlying equity. The information given below is for the four calendar quarters in each of 2008, 2009, 2010 and 2011. Partial data is provided for the first calendar quarter of 2012. We obtained the closing price information set forth below from the Bloomberg Professional service (“Bloomberg”) without independent verification. You should not take the historical prices of each underlying equity as an indication of future performance.

Each underlying equity is registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by each underlying equity issuer with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by each underlying equity issuer under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Intel Corporation

According to publicly available information, Intel Corporation (“Intel”) is a semiconductor chip maker, developing advanced integrated digital technology products, primarily integrated circuits, for industries such as computing and communications. Intel designs and manufactures computing and communications components, such as microprocessors, chipsets, motherboards, and wireless and wired connectivity products, as well as platforms that incorporate these components. It operates in eight operating segments: PC Client Group; Data Center Group; Embedded and Communications Group; Digital Home Group; Ultra-Mobility Group; NAND Solutions Group; Wind River Software Group; and Software and Services Group. The PC Client Group offers microprocessors and related chipsets designed for the notebook, netbook, and desktop market segments. The Data Center Group offers products that are incorporated into servers, storage, workstations, and other products that help make up the infrastructure for data center and cloud computing environments. The Embedded and Communications Group offers microprocessors, including Intel Atom processors, and chipsets for a number of embedded applications across numerous market segments, including industrial, medical and in-vehicle infotainment. The Digital Home Group offers products for use in consumer electronics devices designed to access and share Internet, broadcast, optical media, and personal content through a variety of linked digital devices within the home. The Ultra-Mobility Group offers Intel Atom processors and related chipsets designed to enable seamless integration of the Internet, television and personal content with search capability. The NAND Solutions Group offers NAND flash memory products primarily used in portable memory storage devices, digital camera memory cards, solid-state drivers, and other devices. The Wind River Software Group develops and licenses device software optimization products, including operating systems, for the needs of customers in the embedded and handheld market segments. The Software and Services Group delivers software products and services. Information filed by Intel with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-06217, or its CIK Code: 0000050863. Intel’s website is http://www.intel.com. Intel’s common stock is listed on the NASDAQ Exchange and NASDAQ Stock Exchange Global Select Market under the ticker symbol “INTC.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for Intel’s common stock, based on the daily closing prices on the primary exchange for Intel. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The closing price of Intel’s common stock on February 27, 2012 was $26.89. The actual initial price will be the closing price of Intel’s common stock on the trade date. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$25.35	$18.61	$21.18
4/1/2008	6/30/2008	$25.00	$20.69	$21.48
7/1/2008	9/30/2008	$24.52	$17.27	$18.73
10/1/2008	12/31/2008	$18.52	$12.23	$14.66
1/2/2009	3/31/2009	$15.82	$12.08	$15.05
4/1/2009	6/30/2009	$16.64	$15.00	$16.55
7/1/2009	9/30/2009	$20.32	$15.94	$19.57
10/1/2009	12/31/2009	$20.83	$18.50	$20.40
1/4/2010	3/31/2010	$22.68	$19.01	$22.26
4/1/2010	6/30/2010	$24.21	$19.45	$19.45
7/1/2010	9/30/2010	$21.78	$17.72	$19.23
10/1/2010	12/31/2010	$21.91	$18.87	$21.03
1/3/2011	3/31/2011	$22.14	$19.82	$20.17
4/1/2011	6/30/2011	$23.87	$19.49	$22.16
7/1/2011	9/30/2011	$23.23	$19.20	$21.33
10/3/2011	12/30/2011	$25.66	$20.62	$24.25
1/3/2012*	2/27/2012*	$27.37	$24.54	$26.89

*	As of the date of this free writing prospectus, available information for the first calendar quarter of 2012 includes data for the period from January 3, 2012 through February 27, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2012.

The graph below illustrates the performance of Intel’s common stock from January 3, 2000 to February 27, 2012, based on information from Bloomberg. The dotted line represents a hypothetical trigger price of $21.51, which is equal to 80% of the closing price on February 27, 2012. The actual trigger price will be based on the closing price of Intel’s common stock on the trade date. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Transocean Ltd.

Transocean Ltd. (“Transocean”), is an international provider of offshore contract drilling services for oil and gas wells. Transocean operates in two segments: contract drilling services and other operations. Contract drilling services, Transocean’s primary business, includes contracting Transocean’s mobile offshore drilling fleet, related equipment and work crews primarily on a day rate basis to drill oil and gas wells. Its other operations segment includes drilling management services, and oil and gas properties. Transocean’s primary business is to contract its mobile offshore drilling units, related equipment and work crews primarily on a day rate basis to drill oil and gas wells. Information filed by Transocean with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-53533, or its CIK Code: 0001451505. Transocean’s website is http://www.deepwater.com. Transocean’s common stock is listed on the New York Stock Exchange under the ticker symbol “RIG.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for Transocean’s common stock, based on the daily closing prices on the primary exchange for Transocean. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The closing price of Transocean’s common stock on February 27, 2012 was $53.43. The actual initial price will be the closing price of Transocean’s common stock on the trade date. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$145.95	$121.14	$135.20
4/1/2008	6/30/2008	$161.40	$136.50	$152.39
7/1/2008	9/30/2008	$152.17	$107.26	$109.84
10/1/2008	12/31/2008	$106.10	$42.24	$47.25
1/2/2009	3/31/2009	$64.87	$46.39	$58.84
4/1/2009	6/30/2009	$84.65	$59.32	$74.29
7/1/2009	9/30/2009	$87.11	$67.31	$85.53
10/1/2009	12/31/2009	$92.75	$79.15	$82.80
1/4/2010	3/31/2010	$93.02	$79.24	$86.38
4/1/2010	6/30/2010	$92.03	$42.58	$46.33
7/1/2010	9/30/2010	$65.13	$45.26	$64.29
10/1/2010	12/31/2010	$72.80	$61.91	$69.51
1/3/2011	3/31/2011	$85.47	$69.44	$77.95
4/1/2011	6/30/2011	$80.99	$59.81	$64.56
7/1/2011	9/30/2011	$65.05	$47.74	$47.74
10/3/2011	12/30/2011	$59.99	$38.39	$38.39
1/3/2012*	2/27/2012*	$53.43	$38.97	$53.43

*	As of the date of this free writing prospectus, available information for the first calendar quarter of 2012 includes data for the period from January 3, 2012 through February 27, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2012.

The graph below illustrates the performance of Transocean’s common stock from January 3, 2000 to February 27, 2012, based on information from Bloomberg. The dotted line represents a hypothetical trigger price of $37.40, which is equal to 70% of the closing price on February 27, 2012. The actual trigger price will be based on the closing price of Transocean’s common stock on the trade date. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Wynn Resorts, Limited

According to publicly available information, Wynn Resorts, Limited (“Wynn Resorts”) is a developer, owner and operator of destination casino resorts. It owns and operates two destination casino resorts. In Las Vegas, Nevada, it owns and operates Wynn Las Vegas, on the Strip and Encore at Wynn Las Vegas. In the Macau Special Administrative Region of the People’s Republic of China (Macau) it owns and operates Wynn Macau and Encore at Wynn Macau. It has two segments: Wynn Las Vegas (which includes Encore at Wynn Las Vegas) and Wynn Macau (which includes Encore at Wynn Macau). The Wynn Las Vegas resort offers accommodations, amenities and service with 2,716 rooms and suites and an approximately 110,000 square foot casino. The Encore at Wynn Las Vegas resort is located adjacent to and is connected to Wynn Las Vegas and features a 2,034 all-suite hotel as well as an approximately 76,000 square foot casino. Wynn Macau features approximately 595 hotel rooms and suites and an approximately 222,000 square feet casino. The Encore at Wynn Macau is located immediately adjacent to and is connected with Wynn Macau and features 410 luxury suites and 4 villas, as well as an approximately 34,000 square foot casino. Information filed by Wynn Resorts with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-50028, or its CIK Code: 0001174922. Wynn Resorts’ website is http://www.wynnresorts.com. Wynn Resorts’ common stock is listed on the NASDAQ Global Select Market under the ticker symbol “WYNN.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for Wynn Resorts’ common stock, based on the daily closing prices on the primary exchange for Wynn Resorts. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The closing price of Wynn Resorts’ common stock on February 27, 2012 was $116.52. The actual initial price will be the closing price of Wynn Resorts’ common stock on the trade date. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$120.59	$91.41	$100.64
4/1/2008	6/30/2008	$116.43	$79.81	$81.35
7/1/2008	9/30/2008	$114.67	$69.94	$81.64
10/1/2008	12/31/2008	$80.19	$31.25	$42.26
1/2/2009	3/31/2009	$55.28	$15.40	$19.97
4/1/2009	6/30/2009	$49.98	$21.55	$35.30
7/1/2009	9/30/2009	$73.25	$29.91	$70.89
10/1/2009	12/31/2009	$69.91	$53.73	$58.23
1/4/2010	3/31/2010	$77.26	$60.76	$75.83
4/1/2010	6/30/2010	$93.15	$74.64	$76.27
7/1/2010	9/30/2010	$94.93	$74.79	$86.77
10/1/2010	12/31/2010	$116.55	$87.09	$103.84
1/3/2011	3/31/2011	$130.81	$108.99	$127.25
4/1/2011	6/30/2011	$149.74	$129.42	$143.54
7/1/2011	9/30/2011	$165.25	$115.08	$115.08
10/3/2011	12/30/2011	$139.73	$102.20	$110.49
1/3/2012*	2/27/2012*	$120.78	$106.64	$116.52

*	As of the date of this free writing prospectus, available information for the first calendar quarter of 2012 includes data for the period from January 3, 2012 through February 27, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2012.

The graph below illustrates the performance of Wynn Resorts’ common stock from October 25, 2002 to February 27, 2012, based on information from Bloomberg. The dotted line represents a hypothetical trigger price of $81.56, which is equal to 70% of the closing price on February 27, 2012. The actual trigger price will be based on the closing price of Wynn Resorts’ common stock on the trade date. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

What are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-46 of the CARS product supplement and to discuss the tax consequences of your particular situation with your tax advisor.

Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize the Securities as a pre-paid derivative contract with respect to the underlying equity. If your Securities are so treated, you should generally not recognize any income or loss with respect to your Securities prior to their maturity, automatic call, redemption, sale or exchange and you should generally recognize capital gain or loss upon the sale, exchange, automatic call, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss should generally be long term capital gain or loss if you have held your Securities for more than one year.

Unless otherwise specified in the applicable pricing supplement, in the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” beginning on page PS-48 of the CARS product supplement. The risk that the Securities may be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other non-principal protected equity-linked securities.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-46 of the CARS product supplement unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Under recently enacted legislation, individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Supplemental Plan of Distribution (Conflicts of Interest)

We will agree to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents,” and the Agents will agree to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Securities.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and UBS or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Structured Product Categorization

To help investors identify appropriate Structured Products (“Structured Products”), UBS organizes its Structured Products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by UBS as an Optimization Strategy for this purpose. The description below is intended to describe generally the four categories of Structured Products and the types of principal repayment features that may be offered on those products. This description should not be relied upon as a description of any particular Structured Product.

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Protection Strategies are structured to complement and provide the potential to outperform traditional fixed income instruments. These Structured Products are generally designed for investors with low to moderate risk tolerances.

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Optimization Strategies provide the opportunity to enhance market returns or yields and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

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Performance Strategies provide efficient access to markets and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

♦	Leverage Strategies provide leveraged exposure to the performance of an underlying asset. These Structured Products are generally designed for investors with high risk tolerances.

In order to benefit from any type of principal repayment feature, investors must hold the Securities to maturity.

Classification of Structured Products into categories is for informational purposes only and is not intended to guarantee particular results or performance.